Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On January 21, 2020, FB Financial Corporation, a Tennessee corporation (“FB Financial”), Paisley Acquisition Corporation, a Tennessee corporation and a direct, wholly owned subsidiary of FB Financial (“Merger Sub”), and Franklin Financial Network, Inc., a Tennessee corporation (“Franklin”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Franklin, with Franklin continuing as the surviving corporation (the “Merger”). Immediately following the Merger, Franklin will merge with and into FB Financial, with FB Financial continuing as the surviving corporation (the “Upstream Merger”). Immediately following the Upstream Merger, Franklin Synergy Bank, a Tennessee state-chartered bank and a wholly owned subsidiary of Franklin (“Franklin Synergy”), will merge with and into FirstBank, a Tennessee state-chartered bank and a wholly owned subsidiary of FB Financial (“FirstBank”), with FirstBank continuing as the surviving bank (the “Bank Merger,” and, together with the Merger and the Upstream Merger, the “Mergers”).

For a discussion of the consideration to be paid in the Mergers, please refer to the Current Report on Form 8-K that FB Financial filed with the United States Securities and Exchange Commission on January 24, 2020, which is incorporated herein by reference.

The following unaudited pro forma condensed combined financial information gives effect to:

•	FB Financial’s pending acquisition of Franklin; and

•

the issuance of an estimated 15,081,327 shares of FB Financial common stock and approximately $31.3 million in cash to the shareholders of Franklin in connection with the Mergers, as if, in the case of the unaudited pro forma condensed combined balance sheet, the Mergers were completed as of September 30, 2019 and, in the case of the unaudited pro forma condensed combined statements of income, the Mergers were completed as of January 1, 2018.

The unaudited pro forma condensed combined statements of income for the fiscal year ended December 31, 2018 and for the nine months ended September 30, 2019 combine the consolidated statements of income of FB Financial with the consolidated statements of income of Franklin for the respective periods giving effect to the Mergers as if they had been completed as of January 1, 2018. The unaudited pro forma condensed combined balance sheet as of September 30, 2019 combines the consolidated balance sheet of FB Financial as of that date with the consolidated balance sheet of Franklin as of that date and gives effect to the Mergers as if they had been completed as of that date.

The historical consolidated financial information contained in the unaudited pro forma condensed combined financial information has been adjusted to give effect to events that are (i) factually supportable, (ii) directly attributed to the Mergers, and (iii) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the combined results of FB Financial and Franklin. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information appearing below does not give pro forma effect to the following transaction:

•	FB Financial’s pending acquisition of FNB Financial Corp, which is not required.

The unaudited pro forma condensed combined statements of income appearing below do not give pro forma effect to the following transaction for any period prior to the date that such transaction was consummated:

•	FB Financial’s acquisition of fourteen branches of Atlantic Capital Bank, N.A., which was consummated on April 5, 2019.

•	Franklin’s acquisition of Civic Bank and Trust, which was consummated on April 1, 2018.

The unaudited pro forma condensed combined financial statements are prepared in accordance with historical regulatory and generally accepted accounting principles in the United States of America during the periods presented. As such, the unaudited pro forma condensed combined financial statements do not contemplate any impact as a result of changes to accounting standards or legislation that occurred after the historical periods presented.

Most notably, the unaudited pro forma condensed combined financial information does not reflect the adoption or ongoing potential impact of the following:

•

FB Financial’s and/or Franklin’s adoption of Accounting Standard Update (“ASU”) 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” on January 1, 2020 (commonly referred to as Cumulative Expected Credit Losses, or “CECL”).

•	Legislation going into effect after the historical periods presented, including, but not limited to, the Durbin Amendment to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

The unaudited pro forma condensed combined financial information appearing below also does not reflect any potential effects that changes in market conditions may have on the financial condition and/or the results of operations of FB Financial and Franklin.

The Mergers will be accounted for using the acquisition method of accounting. The total purchase price will be allocated to the tangible and intangible assets and liabilities acquired based upon their respective fair values at the closing of the Mergers. The allocation of the purchase price reflected in the following unaudited pro forma condensed combined financial information is preliminary, is subject to adjustment upon receipt of, among other things, appraisals of some of the assets and liabilities of Franklin, and may vary significantly from the actual purchase price allocation that will be recorded upon completion of FB Financial’s acquisition of Franklin.

The unaudited pro forma condensed combined financial information should be read in conjunction with (i)  FB Financial’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and FB Financial’s historical financial statements and the notes thereto included in FB Financial’s annual report on Form 10-K for the fiscal year ended December  31, 2018 and FB Financial’s quarterly report on Form 10-Q for the three and nine months ended September 30, 2019, and (ii)  with Franklin’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Franklin’s historical financial statements and the notes thereto included in Franklin’s annual report on Form 10-K for the fiscal year ended December  31, 2018 and Franklin’s quarterly report on Form 10-Q for the three and nine months ended September 30, 2019.

The unaudited pro forma condensed combined financial information appearing below is presented for illustrative purposes only, is based upon a number of assumptions and estimates and is subject to uncertainties. The unaudited pro forma condensed combined financial information does not purport to be indicative of the actual financial condition or results of operations of FB Financial had the Mergers in fact occurred on the dates indicated, nor does it purport to be indicative of the financial condition or results of operations of FB Financial in the future.

FB Financial Corporation and subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet

(in thousands)

	As of September 30, 2019
	FB Financial Corporation	Franklin Financial Network, Inc.	Purchase Accounting and Other Adjustments		Pro Forma Company
	(as reported)	(as reported)			Combined
ASSETS
Cash and cash equivalents	$242,997	$182,337	$(31,257	)(a)	$394,077
Investments, at fair value	687,757	637,135	—		1,324,892
Loans held for sale, at fair value	305,493	56,570	—		362,063
Loans	4,345,344	2,796,233	(74,912	)(b)	7,066,665
Less: allowance for loan losses	(31,464)	(26,474)	26,474	(c)	(31,464)

Net loans	4,313,880	2,769,759	(48,438)		7,035,201
Premises and equipment, net	91,815	12,449	—		104,264
Other real estate owned	16,076	—	—		16,076
Operating lease right-of-use assets	34,812	40,285	—		75,097
Mortgage servicing rights, net	66,156	3,128	182	(d)	69,466
Goodwill	168,486	18,176	186,050	(e)	372,712
Core deposit and other intangibles, net	18,748	556	25,875	(f)	45,179
Other assets	142,675	97,929	—		240,604

Total assets	$6,088,895	$3,818,324	$132,412		$10,039,631

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Noninterest-bearing deposits	$1,214,373	$346,441	$—		$1,560,814
Interest-bearing deposits	3,707,390	2,715,509	4,212	(g)	6,427,111

Total deposits	4,921,763	3,061,950	4,212		7,987,925
Borrowings	307,129	278,827	2,413	(h)	588,369
Operating lease liabilities	37,760	41,938	—		79,698
Accrued expenses and other liabilities	77,408	27,348	9,459	(i)	114,215

Total liabilities	5,344,060	3,410,063	16,084		8,770,207

Common stock and additional paid-in capital	457,744	269,842	267,714	(j)	995,300
Retained earnings	274,491	138,579	(151,639	)(k)	261,431
Accumulated other comprehensive income (loss), net	12,600	(253)	253	(k)	12,600

Total shareholders’ equity	744,835	408,168	116,328		1,269,331
Non-controlling interest in consolidated subsidiary	—	93	—		93

Total shareholders’ equity	744,835	408,261	116,328		1,269,424

Total liabilities and shareholders’ equity	$6,088,895	$3,818,324	$132,412		$10,039,631

FB Financial Corporation and subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Income

(in thousands, except share data)

	Nine Months Ended September 30, 2019
	FB Financial Corporation	Franklin Financial Network, Inc.	Pro Forma		Pro Forma Company
	(as reported)	(as reported)	Adjustments		(Combined)
Interest income:
Interest and fees on loans	$194,363	$118,658	$7,080	(a)	$320,101
Interest on securities	13,732	20,145	—		33,877
Other	2,799	2,704	—		5,503

Total interest income	210,894	141,507	7,080		359,481

Interest expense:
Deposits	38,865	48,689	—		87,554
Borrowings	3,685	9,771	(312	)(h)	13,144

Total interest expense	42,550	58,460	(312)		100,698

Net interest income	168,344	83,047	7,392		258,783
Provision for loan losses	4,103	13,086	—	(c)	17,189

Net interest income after provision for loan losses	164,241	69,961	7,392		241,594

Noninterest income:
Mortgage banking income	74,740	6,847	—		81,587
Service charges on deposit accounts	6,822	2,963	—		9,785
Other income	18,601	3,392	—		21,993

Total noninterest income	100,163	13,202	—		113,365

Noninterest expenses:
Salaries, commissions and employee benefits	112,495	37,740	—		150,235
Occupancy and equipment expense	12,107	9,756	—		21,863
Legal and professional fees	5,412	3,114	—		8,526
Amortization of core deposit intangibles	3,180	396	1,586	(f)	5,162
Other expense	48,961	9,594	—		58,555

Total noninterest expense	182,155	60,600	1,586		244,341

Income before income taxes	82,249	22,563	5,806		110,618
Income tax expense	20,007	3,157	1,513	(l)	24,677

Net income before noncontrolling interest	62,242	19,406	4,293		85,941
Earnings attributable to noncontrolling interest	—	(8)	—		(8)

Net income	$62,242	$19,398	$4,293		$85,933

Per share information:
Basic	30,849,035	14,469,033	15,081,327	(m)	45,930,362
Fully diluted	31,378,786	14,906,044	15,081,327	(m)	46,460,113
Earnings per share:
Basic	$2.01	$1.33	$—		$1.87
Fully diluted	1.97	1.29	—		1.85

FB Financial Corporation and subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Income

(in thousands, except share data)

	Year Ended December 31, 2018
	FB Financial Corporation	Franklin Financial Network, Inc.	Pro Forma Adjustments		Pro Forma Company
	(as reported)	(as reported)			(Combined)
Interest income:
Interest and fees on loans	$221,001	$131,854	$11,800	(a)	$364,655
Interest on securities	16,444	35,167	—		51,611
Other	2,126	2,924	—		5,050

Total interest income	239,571	169,945	11,800		421,316

Interest expense:
Deposits	29,536	53,326	(4,212	)(g)	78,650
Borrowings	5,967	11,116	(452	)(h)	16,631

Total interest expense	35,503	64,442	(4,664)		95,282

Net interest income	204,068	105,503	16,464		326,035
Provision for loan losses	5,398	2,254	—	(c)	7,652

Net interest income after provision for loan losses	198,670	103,249	16,464		318,383

Noninterest income:
Mortgage banking income	100,661	6,696	—		107,357
Service charges on deposit accounts	8,502	3,368	—		11,870
Other income	21,479	598	—		22,077

Total noninterest income	130,642	10,662	—		141,304

Noninterest expenses:
Salaries, commissions and employee benefits	136,892	43,837	—		180,729
Occupancy and equipment expense	13,976	11,628	—		25,604
Legal and professional fees	7,903	4,413	—		12,316
Amortization of core deposit intangibles	3,185	612	2,031	(f)	5,828
Other expense	61,502	12,988	—		74,490

Total noninterest expense	223,458	73,478	2,031		298,967

Income before income taxes	105,854	40,433	14,433		160,720
Income tax expense	25,618	5,912	3,761	(l)	35,291

Net income before noncontrolling interest	80,236	34,521	10,672		125,429
Earnings attributable to noncontrolling interest	—	(16)	—		(16)

Net income	$80,236	$34,505	$10,672		$125,413

Per share information:
Basic	30,675,755	14,016,656	15,081,327	(m)	45,757,082
Fully diluted	31,314,981	14,556,958	15,081,327	(m)	46,396,308
Earnings per share:
Basic	$2.60	$2.44	$—		$2.74
Fully diluted	2.55	2.34	—		2.70

Note 1. Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of September 30, 2019 and the unaudited pro forma condensed combined income statements for the nine months ended September 30, 2019 and year ended December 31, 2018 are based on the historical financial statements of FB Financial Corporation and Franklin after giving effect to the completion of the merger and the assumptions and adjustments described in the accompanying notes. The statements of income give effect to the transaction at January 1, 2018. Such financial statements do not include estimated cost savings, revenue synergies expected to result from the merger, or the costs to achieve these cost savings or revenue synergies, or any anticipated disposition of assets that may result from the integration of operations.

The transaction will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, a more reliable measure.

Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Subsequent to the completion of the merger, FB Financial will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company. For those assets in the combined company that will be phased out or disposed of, additional amortization, depreciation and possibly impairment charges will be recorded after management completes the integration plan.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by FB Financial. Certain balances from the consolidated financial statements of Franklin were reclassified to conform presentation to that of FB Financial.

The unaudited pro forma information is presented solely for information purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the period, nor is it necessarily indicative of the future results of the combined company.

Note 2. Preliminary Estimated Allocation of Purchase Price

Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of Franklin based on the estimated fair values as of the closing of the merger. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the estimated acquisition consideration with regard to Franklin is preliminary because the proposed merger has not yet been completed. The preliminary allocation is based on estimates, assumptions, valuations, and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the acquisition consideration allocation in the unaudited pro forma adjustments will remain preliminary until FB Financial management determines the final acquisition consideration and the fair values of assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the completion of the merger and will be based on the value of the FB Financial common stock in accordance with the merger agreement. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

Goodwill totaling $231.3 million is included in the pro forma adjustments and is not subject to amortization. The purchase price is contingent on FB Financial’s price per common share at the closing of the merger, which has not yet occurred. A 10% increase or decrease in FB Financial’s closing sale price per share of common stock on January 31, 2020 of $35.65 would result in a corresponding goodwill adjustment of approximately $53.8 million.

The following table shows a preliminary pro forma allocation of purchase price to net assets acquired and the pro forma goodwill generated from the transaction.

Pro Forma Allocations of Purchase Price
(in thousands, except share and per share data)

Stock consideration:
Franklin shares outstanding (includes restricted stock awards to be vested) as of September 30, 2019	14,794,235
Franklin options converted to net shares	834,083

	15,628,318
Exchange ratio to FB Financial shares	0.9650
FB Financial shares to issue	15,081,327
Assumed purchase price	$35.65
Value of FB Financial stock to be issued	$537,649
Cash consideration:
Total Franklin shares and net shares outstanding	15,628,318
Cash consideration per share	$2.00
Total cash to be paid to Franklin	$31,257
Total pro forma purchase price		$568,906
Net Assets Acquired (at fair value):
Cash and due from banks	$182,337
Securities	637,135
Loans held for sale	56,570
Loans, net of unearned income	2,721,321
Premises and equipment	12,449
Operating lease right of use asset	40,285
Mortgage servicing rights	3,310
Core deposit intangible	26,431
Other assets	97,929

Total assets	3,777,767
Deposits:
Non-interest bearing	346,441
Interest bearing	2,719,721

Total deposits	3,066,162
Borrowings	281,240
Operating lease liability	41,938
Other liabilities	23,747

Total liabilities assumed	3,413,087
Net assets acquired		$364,680

Preliminary pro forma goodwill		$204,226

Note 3. Unaudited Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information for the announced acquisition of Franklin. All adjustments are based on current valuations and assumptions which are subject to change.

a)	Cash was adjusted to reflect cash consideration of $31.3 million paid in exchange for Franklin’s outstanding common stock, restricted stock units and stock options.

b)

Loans were adjusted based upon FB Financial’s initial evaluation of the acquired portfolio. The adjustment reflects both a discount for credit deterioration and accretable yield adjustment, recognized as an adjustment to reflect the difference between actual interest rates and current market rates on similar loans. FB Financial has estimated the nonaccretable credit discount on purchased credit impaired (“PCI”) loans to be $44.4 million. The remaining accretable discount on PCI loans and non-PCI loans is estimated at $13.2 million and $22.2 million, respectively. The accretable yield adjustment will be recognized over the remaining life of the loan portfolio. The adjustment to loans also reflects the reversal of deferred loan fees of $4.0 million and purchase accounting discount recorded by Franklin on previously acquired loans of $0.9 million. The impact of this adjustment was to increase loan interest income by $11.8 million and $7.1 million for the year ended December 31, 2018 and nine months ended September 30, 2019, respectively. The unaudited pro forma condensed combined financial statements do not give pro forma effect of FB Financial’s plans to dispose of approximately $430.0 million of loans after acquisition or the use of proceeds from such sale, of which management expects to result in a reduction to interest income on loans and interest expenses on borrowings from the net proceeds.

c)

The allowance for loan losses was adjusted to reflect the reversal of the Franklin recorded allowance. Purchased loans acquired in a business combination are required to be recorded at fair value, and the recorded allowance for loan losses may not be carried over. While FB Financial anticipates increasing the allowance for loan losses and corresponding provision for loan losses as a result of the adoption of ASU 2016-13, “Financial Instruments- Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”, no adjustment to the historic amounts of Franklin’s or FB Financial’s provision for loan losses has been recorded in the unaudited pro forma condensed combined statements of income.

d)	Mortgage servicing rights was adjusted to reflect a fair value adjustment of $0.2 million to record at fair value.

e)

Goodwill has been adjusted to reverse Franklin’s existing goodwill of $18.2 million and recognize $204.2 million in goodwill generated as a result of the purchase price and fair value of liabilities assumed exceeding the fair value of assets purchased. The adjustment has no impact on the unaudited pro forma condensed combined statements of income.

f)

Core deposit and other intangibles was adjusted to reverse Franklin’s existing core deposit intangible of $0.6 million and recognize an estimated core deposit intangible of $26.4 million. The core deposit intangible is recognized over an estimated useful life of ten years on a straight line basis. The amortization expense associated with the core deposit intangible increased noninterest expense by $2.0 million and $1.6 million for the year ended December 31, 2018 and nine months ended September 30, 2019, respectively.

g)

Interest-bearing deposits was adjusted to reflect the fair value adjustment premium of $4.2 million to fixed-rate time deposit liabilities based on current market interest rates offered by FB Financial for similar instruments. The adjustment will be recognized over an estimated remaining term of the deposit liability, which is expected to be approximately 1 year. As such, the adjustment resulted in a decrease in deposit interest expense of $4.2 million for the year ended December 31, 2018.

h)

Borrowings was adjusted to reflect a fair value adjustment to Franklin’s FHLB advances and subordinated debt of $0.2 million and $2.3 million, respectively, to reflect current market interest rates available to FB Financial on similar instruments. These interest rate premiums will be accreted over the remaining term of the advances and subordinated debt of 1.5 years and 6.75 years, respectively. The impact of these adjustments will decrease interest expense related to the advances and subordinated debt by $0.1 million and $0.3 million, respectively, for the year ended December 31, 2018 and $0.1 million and $0.3 million, respectively, for the nine months ended September 30, 2019.

i)

Accrued expenses and other liabilities were adjusted to accrue for an estimated $5.0 million in pre-tax transaction expenses to be incurred prior to closing by Franklin and an additional $16.5 million in pre-tax transaction expenses to be incurred prior to or at closing by FB Financial. Anticipated merger expenses to be incurred by FB Financial are not included in the unaudited pro forma condensed combined statements of income but will be expensed in the period prior to and after the merger is completed. Anticipated merger related expenses consist of investment banking fees, legal fees, accounting fees, registration fees, contract termination fees, printing costs and additional fees and expenses. An additional estimated $27.5 million of pre-tax conversion, integration, and other charges anticipated to be incurred subsequent to the close of the transaction are not included in the unaudited pro forma condensed combined balance sheet or statements of income presented. Accrued expenses and other liabilities were also adjusted to decrease the net current and deferred tax liability generated by the transaction of $12.0 million.

j)

Common stock and additional paid-in capital were adjusted to reverse Franklin’s common stock outstanding and to recognize the $1.00 par value of 15.1 million shares of FB Financial Corporation shares to be issued to affect the transaction. The adjustment has no impact on the unaudited pro forma condensed combined statements of income.

k)

Other stockholders’ equity accounts were adjusted to reverse Franklin’s historical stockholders’ equity balances and to reflect the net impact of all purchase accounting adjustments. The adjustment has no impact on the unaudited pro forma condensed combined statements of income.

l)	Income taxes were adjusted to reflect the tax effects of purchase accounting adjustments using FB Financial’s combined federal and state statutory rate of 26.06%.

m)	Weighted average basic and diluted shares outstanding were adjusted to record shares of FB Financial stock issued to affect the transaction.